UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Beazer Homes USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

***

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. (“Beazer Homes” or “the Company”) will be held at 2:00 p.m. on Wednesday, February 1, 2006 at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 for the following purposes:

1)              to elect eight members to the Board of Directors;

2)              to ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as independent auditor for the fiscal year ending September 30, 2006; and

3)              to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on December 5, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of Beazer Homes’ annual report to stockholders is being mailed to you together with this notice.

We encourage you to take part in the affairs of Beazer Homes either in person or by executing and returning the enclosed proxy.

By Order of the Board of Directors,

BRIAN C. BEAZER Non-Executive Chairman of the Board

Dated: December 23, 2005

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (“Beazer Homes” or the “Company”), for use at the annual meeting of stockholders of Beazer Homes to be held on February 1, 2006 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 5, 2005 are entitled to notice of and to vote at the annual meeting. On December 5, 2005, we had outstanding 41,160,815 shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report (which includes audited consolidated financial statements for our fiscal year ended September 30, 2005), commencing on or about December 23, 2005.

Voting Instructions

General—Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, except as discussed below regarding broker non-votes, the signed proxy will be voted:

1.                for the election of the eight nominees for the Board of Directors named in this Proxy Statement;

2.                for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2006; and

3.                in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

Signature Requirements—If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation—A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to the Secretary of Beazer Homes (Kenneth J. Gary) at the Company’s principal office or Transfer Agent (American Stock Transfer & Trust Company) either a written revocation or a proxy bearing a later date prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy.

Quorum: Vote Required—The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate that the stockholders withhold authority in connection with the election of directors or abstain as to particular proposals will be treated as being present for the purpose of determining the presence of a quorum and the number of votes cast with respect to each proposal, but will not be voted with regard to those proposals as to which authority is withheld or the stockholder abstains. If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals if relevant to the proposals.

The holders of common stock will be entitled to one vote for each share they hold. The nominees for director receiving a plurality of the votes cast will be elected to serve until the next annual meeting of stockholders or their successors have been duly elected and qualified. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the annual meeting and entitled to vote on the matter is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2006 by the Audit Committee of the Board of Directors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by Beazer Homes. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Beazer Homes may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, Beazer Homes has engaged Morrow & Co., Inc. to assist in the solicitation of proxies. Beazer Homes anticipates that the costs associated with this engagement will be approximately $10,000 plus costs and expenses incurred by Morrow & Co. Beazer Homes will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

The following table sets forth information as of December 5, 2005 with respect to the beneficial ownership of Beazer Homes’ common stock by all persons known by us to beneficially own more than 5% of our common stock. In order to provide the most timely information available regarding principal stockholders, we included ownership information as provided in the most recently available Form 13F, Form 13D or Form 13G filed by each respective holder.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Neuberger & Berman L.P. 605 Third Avenue New York, NY 10158	5,637,124	(1)	13.70%
Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202	4,260,550	(2)	10.35%
Jeffrey L. Gendell 55 Railroad Ave., 3rd Floor Greenwich, CT 06830	4,106,835	(3)	9.98%
Hotchkis and Wiley Capital Management LLC 725 Figueroa St., 39th Floor Los Angeles, CA 90017	2,433,385	(4)	5.91%
David M. Knott 485 Underhill Boulevard, Suite 205 Syosset, NY 11791	2,371,104	(5)	5.76%
Basswood Capital Management, LLC 645 Madison Avenue, 10th Floor New York, NY 10022	2,226,462	(6)	5.41%

(1)          Neuberger & Berman L.P.’s Schedule 13G filing (October 11, 2005) shows Neuberger & Berman L.P. had sole voting power on approximately 50% (2,822,903 shares) and shared dispositive power as to all of its then beneficially owned shares (5,637,124 shares).

(2)          Legg Mason Capital Management, Inc. and Legg Mason Funds Management, Inc. jointly filed a Schedule 13G on November 15, 2005. According to the Schedule 13G, the reporting entities had shared voting power and shared dispositive power as to all of the reported beneficially owned shares (4,260,550 shares). Legg Mason Capital Management, Inc. had shared voting power and shared dispositive power as to all of its then beneficially owned shares (3,428,150 shares) and Legg Mason Funds Management, Inc. had shared voting power and shared dispositive power as to all of its then beneficially owned shares (832,400 shares). Legg Mason Funds Management, Inc. has the same address as Legg Mason Capital Management, Inc.

(3)          Mr. Gendell, Tontine Partners, L.P., Tontine Management, L.L.C., and Tontine Overseas Associates, L.L.C. jointly filed a Schedule 13D on October 12, 2005. According to the Schedule 13D, (a) Mr. Gendell had sole voting power and sole dispositive power as to approximately 6% (249,135 shares) of his then beneficially owned shares (4,106,835 shares), (b) Tontine Partners, L.P. and Tontine Management, L.L.C. each had shared voting power and shared dispositive power as to all of its then beneficially owned shares (2,611,980 shares) and (c) Tontine Overseas Associates, L.L.C. had shared voting power and shared dispositive power as to its all of its then beneficially owned shares

(1,245,720 shares). Tontine Partners, L.P., Tontine Management, L.L.C., and Tontine Overseas Associates, L.L.C. have the same address as Mr. Gendell.

(4)          Detailed information regarding voting and dispositive power is not included on Hotchkis and Wiley Capital Management LLC’s Form 13F. As of its most recent Schedule 13G (February 14, 2005), however, Hotchkis and Wiley Capital Management LLC had sole voting power on approximately 79% (2,922,600 shares, adjusted for the Company’s 3-for-1 stock split in March 2005) and sole dispositive power as to all of its then beneficially owned shares (3,682,920 shares, adjusted for the Company’s 3-for-1 stock split in March 2005).

(5)          Detailed information regarding voting and dispositive power is not included on Mr. Knott’s Form 13F. As of his most recent Schedule 13G (February 11, 2005), however, Mr. Knott had sole voting power on approximately 94% (2,297,244 shares, adjusted for the Company’s 3-for-1 stock split in March 2005) and sole dispositive power as to substantially all of his then beneficially owned shares (2,447,304 shares, adjusted for the Company’s 3-for-1 stock split in March 2005).

(6)          Detailed information regarding voting and dispositive power is not included on Basswood Capital Management, LLC’s Form 13F. As of the most recent Schedule 13G (February 14, 2005), which was jointly filed by Basswood Capital Management, LLC, Matthew Lindenbaum and Bennett Lindenbaum, the reporting entities had shared voting power and shared dispositive power as to all of the reported beneficially owned shares (2,093,865 shares, adjusted for the Company’s 3-for-1 stock split in March 2005). According to the Schedule 13G, Matthew Lindenbaum had sole voting power and sole dispositive power as to 2,610 shares (adjusted for the Company’s 3-for-1 stock split in March 2005) and Bennett Lindenbaum had sole voting power and sole dispositive power over 2,964 shares (adjusted for the Company’s 3-for-1 stock split in March 2005). Matthew Lindenbaum and Bennett Lindenbaum have the same address as Basswood Capital Management, LLC.

MATTERS TO BE CONSIDERED

General

Our by-laws provide that the affirmative vote of a plurality of the shares of our voting stock is required to approve the election of directors. For other matters presented for stockholder approval, our by-laws require the affirmative vote of a majority of the shares present or represented at the meeting, unless some other percentage is required by law or by the certificate of incorporation. Please refer to page 1 of this proxy statement for voting instructions.

Following is a discussion of the matters to be presented for stockholder approval at the annual meeting:

1.   ELECTION OF DIRECTORS

General

Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2006 and until their respective successors have qualified and are elected. Each of the following nominees is presently serving as a director of Beazer Homes. In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Nominating/Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

The affirmative vote of a plurality of the shares of our common stock present or represented by proxies and entitled to vote on the matter at the annual meeting will be required for the election of each director nominee.

Recommendation

We recommend that you vote your shares to elect the following nominees. Please see the Voting Instructions on page 1 of this proxy statement for instructions on how to cast your vote.

Nominees

The information appearing below with respect to each nominee has been furnished to Beazer Homes by the nominee:

Laurent Alpert, 59, has served as a director since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a Director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

Katie J. Bayne, 39, has served as a director since December 2003. Ms. Bayne is Senior Vice President, Coca-Cola Brands for North America, responsible for developing and executing portfolio strategy for all of the Coca-Cola trademarked brands at The Coca-Cola Company. Since joining The Coca-Cola Company in 1989, she has held various marketing positions in Atlanta, Los Angeles and Sydney, Australia. She has a diverse range of experience in the areas of brand management, new products, consumer strategy, category management and customer business development. Ms. Bayne holds a bachelor of arts degree from Duke University, and a master of business administration from the Fuqua School of Business at Duke University. She currently sits on the board of Imagine It! The Children’s Museum of Atlanta.

Brian C. Beazer, 70, is the Non-Executive Chairman of Beazer Homes’ Board of Directors and has served as a director of Beazer Homes since its initial public offering (the “IPO”) in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and CEO of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a Director of Beazer Japan, Ltd; Seal Mint, Ltd; Jade Technologies Singapore Ltd; United Pacific Industries Limited; Jacuzzi Brands, Inc. and Numerex Corp., and is a private investor.

Peter G. Leemputte, 48, has been a director since August 2005. Mr. Leemputte has been Senior Vice President and Chief Financial Officer for Brunswick Corporation, a publicly traded global leader in the leisure products industry, including pleasure boats, marine engines, bowling and billiards products and fitness equipment since 2003, having joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte was Executive Vice President, Chief Financial and Administrative Officer of Chicago Title Corporation, a leading publicly traded national service provider offering residential and commercial title insurance. Before joining Chicago Title Corporation, Mr. Leemputte was a Vice President with Mercer Management Consulting in Chicago where he was a partner in the firm’s global practice covering strategy and operational studies within process industries. His career also includes domestic and international financial assignments with Armco Inc., FMC Corporation and BP Amoco. He also served as a product development engineer with Procter & Gamble Company. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Graduate School of Business.

Ian J. McCarthy, 52, is the President and Chief Executive Officer of Beazer Homes and has served as a director of Beazer Homes since the IPO. Mr. McCarthy has served as President of predecessors of Beazer Homes since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a member of the Board of HomeAid America. He also serves on the Board of Directors of Builder Homesite, Inc., and on the Board of Directors of the Metro Atlanta Chamber of Commerce. He was inducted into the California Building Industry Hall of Fame in 2004, the first non-California resident to receive this honor.

Maureen E. O’Connell, 44, was appointed a director of Beazer Homes in May 2002. Ms. O’Connell most recently served as President and COO of Gartner, Inc. which she joined in September 2002 as Executive Vice President, Chief Financial and Administrative Officer. Prior to joining Gartner, Ms. O’Connell was the Chief Financial Officer of Barnes & Noble, Inc. since 2000. She also held similar positions at Publishers Clearing House from 1998 to 2000, BMG Direct from 1997 to 1998 and Primedia, Inc. from 1990 to 1997. Ms. O’Connell was also employed by Equitable Financial Companies from 1988 to 1990 and Cooper’s and Lybrand (now PriceWaterhouseCoopers) from 1985 to 1988. Ms. O’Connell received her undergraduate degree in Accounting and Economics at the New York University Stern School of Business and is a Certified Public Accountant.

Larry T. Solari, 63, has served as a director of Beazer Homes since the IPO. From 1998 to 2001, Mr. Solari was the Chairman and CEO of BSI Holdings, Inc. in Carmel, California. Mr. Solari was the Chairman and CEO of Sequentia, Inc. from 1996 to 1997 and President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was President of the Construction Products Group of Owens-Corning Fiberglas from 1986 to 1994. Mr. Solari held various other positions with Owens-Corning Fiberglas since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program. Mr. Solari is a Director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, and Performance Contracting Group. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

Stephen P. Zelnak, Jr., 60, has served as a director of Beazer Homes since February 2003. He is the Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. Mr. Zelnak joined Martin Marietta Corporation in 1981 and prior to assuming his current position in 1993, had been the President of Martin Marietta Corporation’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak received a Bachelors degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Board of Directors Committees and Meetings

For fiscal year 2005, our Board of Directors had three committees: The Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. In addition to these three committees, commencing in fiscal year 2006, the Board of Directors has formed the Finance Committee. In fiscal 2005 the Board of Directors had four quarterly meetings and two special meetings, and each meeting was attended in full with the exception of Ms. O’Connell, who was absent from one meeting. In addition, directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 3, 2005, all members of the Board of Directors, with the exception of Ms. Bayne and Ms. O’Connell, were in attendance. The independent directors held one meeting in fiscal 2005, which was attended in full with the exception of Ms. O’Connell. Committee membership during fiscal 2005 was and for fiscal 2006 is as follows:

COMMITTEE MEMBERSHIP
Fiscal Year 2005

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Maureen E. O’Connell(1)(3)	Larry T. Solari(1)	Laurent Alpert(1)
Laurent Alpert	Katie J. Bayne	Maureen E. O’Connell
Peter G. Leemputte(2)(3)	Stephen P. Zelnak, Jr.	Larry T. Solari
Stephen P. Zelnak, Jr.

COMMITTEE MEMBERSHIP
Fiscal Year 2006

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Maureen E. O’Connell(1)(3)	Larry T. Solari(1)	Laurent Alpert(1)	Stephen P. Zelnak, Jr.(1)
Laurent Alpert	Katie J. Bayne	Maureen E. O’Connell	Brian C. Beazer
Peter G. Leemputte(3)	Stephen P. Zelnak, Jr.	Larry T. Solari	Peter G. Leemputte

(1)          Committee Chair.

(2)          Mr. Leemputte was appointed to the Board of Directors and Audit Committee effective August 3, 2005.

(3)          Audit Committee Financial Expert as defined by SEC regulations and NYSE Listing Standards.

Committee composition is subject to review by the Board of Directors from time to time.

•       The primary function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibilities related to corporate accounting and auditing, reporting practices of Beazer Homes, the quality and integrity of the financial reports of Beazer Homes, and our internal controls regarding finance, accounting, legal compliance, risk management and ethics established by management and the Board of Directors. In fulfilling these functions, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee also engages and sets compensation for the Company’s independent auditors. This committee met eight times during fiscal year 2005 and each meeting was attended in full, with the exception of Ms. O’Connell who was absent from one meeting.

•       The Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of the Board, including the annual nomination and screening of directors and nominees for new directors. The Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to the Board and evaluates the Board’s and Board Committees’ performance. This committee met four times during fiscal year 2005 and the meetings were attended in full.

•       The Compensation Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of Beazer Homes. More specifically, this committee administers cash-based compensation programs for executive management, which includes all of the executive officers named in the Summary Compensation Table (the “Named Executives”). The Compensation Committee also administers Beazer Homes’ Amended and Restated 1999 Stock Incentive Plan, as well as any other bonus or incentive compensation plans including the Executive Value Created Incentive Plan. This committee met two times during fiscal year 2005 and the meetings were attended in full.

•       The Finance Committee provides assistance to the Board of Directors in fulfilling its responsibility with respect to its oversight of certain areas of corporate finance, including without limitation, financial and capital markets matters, equity and debt financings, major issuances, major acquisitions and divestitures, share repurchases, and dividend policy. The Finance Committee was formed by the Board of Directors effective November 8, 2005 and has held one meeting since, which was attended in full.

Corporate Governance

The Board of Directors has adopted a number of measures designed to comply with requirements of the Sarbanes-Oxley Act of 2002 and final rules of the Securities and Exchange Commission (the “SEC”) interpreting and implementing the Sarbanes-Oxley Act, and the listing standards of the NYSE relating to corporate governance matters. Among the significant measures implemented by the Board to date are the following:

Director Independence

Listing standards relating to corporate governance promulgated by the NYSE require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. On the basis of information solicited from each director, and upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has determined that six of its current eight directors have no material relationship with Beazer Homes other than their relationship as members of the Board and are independent within the meaning of the Sarbanes-Oxley Act and the NYSE standards. In making these determinations, at the request of the Board, the Nominating/Corporate Governance Committee, with assistance from the Company’s General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow up inquiries made to certain directors. The Nominating/Corporate Governance Committee made a recommendation that six directors be considered independent, which recommendation the Board subsequently discussed and adopted. The Board concluded that five of those six directors had no relationship with Beazer Homes other than their relationship as members of the Board. In the case of the other, the responses to the questionnaire indicated a potential relationship with one or more companies that provided some goods or services to Beazer Homes. In this case, based upon the most recent information available, the amount paid for goods and services represented less than 1.0% of both the providing companies’ and Beazer Homes annual gross revenues. Accordingly, based upon the amount paid for the goods and services, the Board affirmatively determined that the relationship was not material either to Beazer Homes or to the other companies. Based on the foregoing, the Board of Directors of Beazer Homes had a majority of independent directors and each of the three committees of the Board in existence during fiscal 2005 were comprised entirely of independent directors in fiscal year 2005 and it is expected that the majority of directors and all committee members in fiscal 2006, other than one member of the Finance Committee, as to which independence is not required for membership, will be independent as well. Accordingly, Beazer Homes was, in fiscal 2005, and continues to be in compliance with the requirements of the NYSE and the SEC for Board independence. Those directors serving during fiscal 2005 determined to be independent are Messrs. Alpert, Leemputte, Solari, and Zelnak and Misses Bayne and O’Connell.

Regularly Scheduled Executive Sessions of Non-management Directors

In accordance with the NYSE standards, the Board of Directors has a policy of scheduling an executive session of non-management directors as a part of every regularly scheduled quarterly meeting of the Board of Directors. These non-management director meetings have been chaired by Mr. Beazer as Non-Executive Chairman of the Board. In addition, the Board holds at least one meeting annually at which the independent directors meet in executive session, to be chaired by a lead independent director to be selected from time to time by the independent directors. These provisions are included in the Corporate Governance Guidelines adopted by the Board, which are posted and available for viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. The independent directors held a meeting in February 2005 which was chaired by Mr. Zelnak.

Ethics Hotline

The Company maintains an ethics hotline which interested parties may contact via the Company’s website at www.beazer.com or by telephoning 1-800-383-0863. All messages go directly to the Company’s Vice President, Audit & Controls, where they are reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of the Company’s Board of Directors for appropriate action.

Stockholder Communications with Board Members

Stockholders wishing to communicate directly with the Non-Executive Chairman or non-management directors as a group may do so by addressing their communications to the ethics hotline and specifically referencing them as communications for the Non-Executive Chairman or non-management directors.

Committee Charters

In November 2002, the Board of Directors adopted revised written charters for the Audit, Compensation and Nominating/Corporate Governance Committees that were designed to comply with the requirements of the proposed NYSE standards and applicable provisions of the Sarbanes-Oxley Act and SEC rules. The charters were further updated during fiscal 2003 to conform to final NYSE standards and SEC rules. The most recent version of each charter has been posted and is available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. The Board of Directors is currently in the process of adopting a charter for the Finance Committee. Upon formal adoption, this charter will also be available for public viewing at www.beazer.com.

Corporate Governance Guidelines

Upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors initially adopted a set of Corporate Governance Guidelines at a special meeting on December 19, 2002. Those guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluations of the Board. In order to more closely align the interests of directors and management with the interests of stockholders, in August 2003, the Corporate Governance Guidelines were amended to require that directors and designated senior officers of the Company achieve and maintain meaningful levels of stock ownership in the Company, after a reasonable transition period. In November 2003, the Board further amended the Corporate Governance Guidelines to conform to final NYSE standards and to provide that, at least annually, the Company’s independent directors will meet in executive session, chaired by a lead director chosen from time to time by the independent directors. The most recent version of Beazer Homes’ Corporate Governance Guidelines are posted and available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com.

Code of Business Conduct and Ethics

On December 19, 2002, the Board of Directors adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. This Code of Business Conduct and Ethics has been designed to comply with the requirement for a code of business conduct and ethics under applicable NYSE standards. In addition, the Code of Business Conduct and Ethics constitutes a code of ethics applicable to senior financial officers and the chief executive officer within the meaning of the Sarbanes-Oxley Act and SEC rules. The most recent version of this Code of Business Conduct and Ethics is posted and available for public viewing in the Investor Information section of the Beazer Homes web site at www.beazer.com. Employees of Beazer Homes are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to the posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the more restrictive standard.

Procedures Regarding Director Candidates Recommended by Stockholders

The Nominating/Corporate Governance Committee will consider candidates recommended for the Board of Directors by stockholders of the Company if the recommending stockholder or stockholders follows the procedures set forth in Article II, Section 14 of the Company’s Amended and Restated Bylaws. The Bylaws provide that only persons nominated in accordance with the procedures set forth therein will be eligible to serve as directors. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to notice delivered to or mailed and received at the principal offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date.

The stockholder notice must set forth the following:

•       As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which must include the written consent of the nominee to serve as a director if elected,

•       As to the nominating stockholder, such stockholder’s name and address as they appear on the Company’s stockholder list, the class and number of shares of the Company’s common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder, and

•       As to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of the Company’s common stock they beneficially own.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is directed to work with the Board as a whole on an annual basis to determine the appropriate characteristics, skills and experience for each Board member and for the Board as a whole. In evaluating these issues, the Committee takes into account many factors, including the individual directors’ general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, understanding of the Company’s business on an operational level, education or professional background and willingness to devote time to Board duties. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience in the various areas described.

To date, the Nominating/Corporate Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by stockholders and to date no director candidates have been recommended by stockholders. If a director candidate were to be recommended by a stockholder, the Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

Director Compensation

Non-employee Directors (excluding Brian C. Beazer):   Non-employee directors other than Mr. Beazer received annual compensation of $35,000 in fiscal 2005 for services to Beazer Homes as members of the Board of Directors. This annual compensation amount will remain the same for fiscal 2006. In addition, directors other than Mr. Beazer receive $1,500 for each meeting or teleconference of the Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, for fiscal 2005, all Committee Chairs received an annual fee of $5,000 relating to their role as Chair. Committee Chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as Chair as approved from time to time by the Non-Executive Chairman. Directors may elect to defer receipt of up to 50% of their annual compensation under Beazer Homes’ Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest at the earliest over three years. Through fiscal 2005, the number of units received has been determined based on a 20% discount from the actual closing stock price of Beazer Homes’ common stock on the last day of the fiscal year. Pursuant to Beazer Homes’ Amended and Restated 1999 Stock Incentive Plan, Mr. Leemputte received a grant of 5,000 options to acquire common stock of Beazer Homes and 5,000 shares of restricted stock in connection with his initial election to the Board. In addition, during fiscal 2005, the Board granted each of Messrs. Alpert, Solari and Zelnak and Misses Bayne and O’Connell 1,500 stock options and 1,500 shares of restricted stock pursuant to the Amended and Restated 1999 Stock Incentive Plan (adjusted for the Company’s 3-for-1 stock split in March 2005). All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof.

Brian C. Beazer:   For fiscal year 2005, we paid our Non-Executive Chairman of the Board $225,000 for services rendered. This amount paid for services rendered will remain the same for fiscal year 2006. Mr. Beazer may elect to defer receipt of up to 50% of his compensation (up to the amount equal to the annual compensation fee paid to the other directors) under Beazer Homes’ Director Stock Purchase Program. Deferred fees are represented by restricted stock units which vest at the earliest over three years. Through fiscal 2005, the number of units received has been determined based on a 20% discount from the actual closing stock price of Beazer Homes’ common stock on the last day of the fiscal year. Pursuant to the Non-Employee Director Stock Option Plan in place at the time, Mr. Beazer received a grant of 10,000 options (on a pre-split basis) to acquire common stock of Beazer Homes in connection with his initial election to the Board. In addition, the Board has periodically granted Mr. Beazer stock options pursuant to the Amended and Restated 1999 Stock Incentive Plan and the Amended and Restated 1994 Stock Incentive Plan in the period subsequent to his initial election to the Board. Mr. Beazer was granted 3,831 stock options and 3,066 restricted shares during fiscal 2005 (adjusted for the Company’s 3-for-1 stock split in March 2005). In addition, for fiscal 2005, the Company agreed to pay, in incentive compensation, an amount up to 200% of Mr. Beazer’s base compensation based on predetermined criteria relating to, among other things, the performance of the market price of Beazer Homes’ common stock and the total return to Beazer Homes’ stockholders relative to a selected peer group. Mr. Beazer received incentive compensation of $281,250 for fiscal year 2005. For fiscal year 2006, Mr. Beazer is again eligible to receive incentive compensation in an amount up to 200% of his base compensation. The amount of incentive compensation actually paid will be based on a combination of the same predetermined criteria employed in fiscal year 2005 and additional criteria related to the company’s financial performance under the Executive Value Created Incentive Plan used to evaluate senior executive management.

Other than described above, no director receives any compensation from Beazer Homes for services rendered as a director.

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending September 30, 2006. Deloitte & Touche LLP has served as independent auditors for Beazer Homes since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche LLP for the last fiscal year are described under the caption “Principle Accounting Firm Fees” below. Stockholder approval of the appointment is not required. The Board believes that obtaining stockholder ratification of the appointment is a sound governance practice.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

We recommend a vote FOR the ratification of appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 30, 2006.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2005, the Audit Committee operated under a written charter adopted by the Board of Directors. In November 2003, the Board of Directors revised its written charter to comply with the requirements of the Sarbanes-Oxley Act and applicable SEC and NYSE rules. Each member of the Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The board has also determined that Ms. O’Connell and Mr. Leemputte are “audit committee financial experts,” as defined under SEC regulations, and is independent of management of the Company. In addition, the written charter of the Audit Committee prohibits membership by any director who serves on the audit committee of three or more companies whose stock is publicly traded.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed with Beazer Homes’ management the audited financial statements of Beazer Homes for the fiscal year ended September 30, 2005. The Audit Committee has discussed with its independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received a letter from Deloitte & Touche LLP required by Independence Standards Board Statement No. 1 (Independence Discussion with Audit Committees) and discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche LLP is compatible with maintaining the independent auditor’s independence and has concluded that the provision of these services does not compromise such independence.

Maureen E. O’Connell
Laurent Alpert
Peter G. Leemputte
The Members of the Committee

PRINCIPAL ACCOUNTING FIRM FEES

For the fiscal years ended September 30, 2005 and 2004, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit and audit-related fees aggregated $1,239,470 and $582,600 for the fiscal years ended September 30, 2005 and 2004, respectively, and were composed of the following:

Audit Fees:   The aggregate fees billed for the audit of our annual financial statements for the fiscal years ended September 30, 2005 and 2004 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $1,113,100 and $471,225, respectively. Sarbanes-Oxley Section 404 attestation procedures are included in the 2005 audit fees.

Audit-Related Fees:   The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2005 and 2004 were $126,370 and $111,375, respectively. These fees relate to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services include: Employee benefit and compensation plan audits, attestations by Deloitte that are not required by statute or regulation, and consulting on financial accounting/reporting standards.

Tax Fees:   The aggregate fees billed for tax services for the fiscal years ended September 30, 2005 and 2004 were $329,812 and $470,793, respectively. These fees relate to professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. These services include preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items. The aggregate fees billed for tax compliance and advice services for fiscal years ended September 30, 2005 and 2004 were $325,536 and $438,031, respectively. The aggregate fees billed for tax planning services for fiscal years ended September 30, 2005 and 2004 were $4,276 and $32,762, respectively.

No other fees were paid to Deloitte & Touche in either fiscal year 2005 or fiscal year 2004.

The Audit Committee annually approves each year’s engagement for audit services in advance. The Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by the Company’s independent auditors. All non-audit services described above were pre-approved by the Audit Committee in fiscal 2005.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 5, 2005 with respect to the beneficial ownership of our common stock by individual Directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table on page 21, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percent of Outstanding
Laurent Alpert Director	46,000	*
Katie J. Bayne Director	4,500	*
Brian C. Beazer Non-Executive Chairman of the Board of Directors	124,716	*
Peter G. Leemputte Director	6,500	*
Ian J. McCarthy President, Chief Executive Officer and Director	1,013,352	2.5%
Maureen E. O’Connell Director	25,500	*
Larry T. Solari Director	44,115	*
Stephen P. Zelnak, Jr. Director	4,500	*
Michael H. Furlow Executive Vice President and Chief Operating Officer	101,368	*
James O’Leary Executive Vice President and Chief Financial Officer	97,601	*
Kenneth J. Gary Executive Vice President and General Counsel	19,031	*
Michael T. Rand Senior Vice President, Chief Accounting Officer	31,169	*
Directors and Executive Officers as a Group (17 persons)	1,581,833	3.8%

*                    Less than 1%

(1)          The number of shares for Messrs. Alpert, Beazer, Leemputte, McCarthy, Solari, Zelnak, Furlow, O’Leary, Gary and Rand, and Misses. Bayne and O’Connell include 4,500, 8,598, 6,500, 155,354, 4,500, 4,500, 89,277, 46,939, 19,031, 7,787, 4,500 and 4,500 shares of restricted stock, respectively. Such shares of restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan and will vest unconditionally from three to seven years from the date of grant. Certain of these shares may vest earlier based on certain performance criteria. See footnote 3 to “Summary Compensation Table” on page 21. The number of shares for Messrs. McCarthy, O’Leary, and Rand does not include the right to receive 35,277, 37,059, and 3,312 shares, respectively, of common stock, currently represented by restricted stock units, which each of Messrs. McCarthy, O’Leary, and Rand is entitled to receive at the earliest three years from the award date in lieu of a portion of their respective fiscal year 2003, 2004 and 2005 cash bonuses (when applicable). See footnote 1 to “Summary Compensation Table” on page 21. The number of shares for Messrs. Beazer, Solari and Zelnak and Misses Bayne and O’Connell does not include the right to receive 1,563, 372, 897, 801, and 1,155 shares, respectively, of common stock, currently represented by restricted stock units, which Messrs. Beazer, Solari and Zelnak and Misses Bayne and O’Connell are entitled to receive at the earliest three years from the award date in lieu of a portion of their respective fiscal year 2003, 2004 and 2005 director fees (when applicable). The number of shares for Messrs. McCarthy, Furlow, O’Leary, and Rand includes 4,709, 4,226, 1,333, and 1,933 shares of the Company’s common stock, respectively, held through the Company’s 401(k) Savings Plan. The number of shares for Messrs. Alpert, Beazer, McCarthy, Solari, O’Leary, and Rand and Ms. O’Connell includes 36,000, 48,447, 367,638, 35,115, 33,549, 6,723 and 21,000 stock options, respectively, which were fully vested and exercisable at, or will vest within 60 days of, at December 5, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2005 were timely filed by all persons known by us to be required to file such reports with respect to our securities, with the exception of one Form 4 for Fred Fratto, Senior Vice President, Human Resources, reporting one transaction which was inadvertently filed late.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee administers our Amended and Restated 1999 Stock Incentive Plan, and the Executive Value Created Incentive Plan, as well as any other bonus or incentive compensation plans. This committee also establishes performance goals and criteria, evaluates performance and approves the compensation of the Chief Executive Officer based in part on the evaluation by the non-executive Chairman, and other key executives, based in part on the evaluation by the Chief Executive Officer. This committee also recommends the Non-Executive Chairman’s compensation arrangement to the Company.

Effective October 1, 2002, the Board of Directors adopted a revised written charter for the Compensation Committee designed to comply with requirements of the Sarbanes-Oxley Act and corporate governance rules of the NYSE, and the composition of the Compensation Committee was changed at that time so that it consisted solely of directors the Board determined to be independent as defined by the NYSE. Since December 2003, the Compensation Committee has consisted of Messrs. Solari and Zelnak and Ms. Bayne, all of whom the Board has determined to be independent as defined by the NYSE. Since October 1, 2002, this committee has been chaired by Mr. Solari.

The Compensation Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs of the Company. More specifically, it administers cash-based compensation programs with the addition of equity-based incentives for all members of senior management, which includes all of the Named Executives. This committee consults with Watson Wyatt & Company and PriceWaterhouseCoopers, independent consultants, respectively regarding executive compensation and executive employment agreements.

Our executive compensation programs have been aligned with the Compensation Committee’s beliefs that:

1.                Base salaries generally should be at the median for similar positions in the homebuilding industry;

2.                Annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to our peers; and

3.                Stock incentives should include executive ownership of our equity as well as ownership of stock options in order to link executives’ rewards directly with stockholders’ risks and opportunities.

It is the Compensation Committee’s further belief that managing a compensation program around these principles will place executives’ and stockholders’ interests together and enhance the financial returns to our stockholders relative to the group of comparable homebuilding companies (the “Peer Group”), consisting of Centex, D.R. Horton, K. Hovnanian, KB Home, Lennar, MDC, NVR, Pulte, Ryland, and Toll Brothers. Each component of compensation is described more fully below.

Recent Developments

On November 18, 2005, the Company announced the further development of the its Profitable Growth Strategy to enhance shareholder value, including the redeployment of capital to pursue a more aggressive share repurchase program. The Compensation Committee, in consultation with Watson Wyatt & Company, PriceWaterhouseCoopers and outside independent legal counsel, is currently in the process of reviewing its executive compensation and employment agreement arrangements, including those for the Named Executives and Chief Executive Officer, for fiscal year 2006, including further enhancing the alignment of the interests of management and its stockholders within the context of this further development of the Profitable Growth Strategy.

Base Salary

Base salaries for executives in 2005 were determined by the Compensation Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Compensation Committee’s Chairman, Mr. Solari, based upon input from the Non-Executive Chairman, Mr. Beazer, and the Chief Executive Officer, Mr. McCarthy, other than for themselves and, in certain cases, in consultation with Watson Wyatt & Company. As a result, effective November 4, 2004, the Compensation Committee approved base salary increases for the Named Executives, other than Mr. Gary, who joined the company in March 2005, and Mr. McCarthy, that ranged from 3.85% to 23.08% and averaged 16.22%

In addition, as part of its review of executive compensation arrangements given the further development of the Company’s Profitable Growth Strategy to enhance shareholder value as discussed above, the Compensation Committee is currently in the process of establishing the base salaries for the Named Executives for 2006.

Annual Incentives—The Executive Value Created Incentive Plan

We pay incentive compensation to our senior corporate executives under the Executive Value Created Incentive Plan or Executive VCIP. The awards under this Plan are made based upon Beazer Homes and our operating divisions making operating profit in excess of our cost of capital. The amount of operating profit in excess of cost of capital is referred to as Value Created.

Employees participating in the Executive VCIP each year are paid a set percentage of Value Created (if positive) and a set percentage of the increase in Value Created over the prior year (if positive), referred to as Incremental Value Created. The percentage of Value Created is determined on a graduated scale which decreases as Value Created increases. The percentage of Incremental Value Created is fixed regardless of the level of Value Created. Exact percentages are determined by the participant’s position. In addition, the same percentages of Value Created and Incremental Value Created (whether positive or negative) are put into a bank, which is always at risk, may be paid out over three years, and can be reduced by future negative performance. At the end of each fiscal year, 10% of any positive ending bank, after current year adjustments, cash payments and any reduction for excess over the maximum limit specified in the Plan will be awarded as deferred compensation. Such deferred compensation will vest three years after the end of the fiscal year and is forfeited upon severance, resignation, retirement, death or termination for any reason before vesting.

Based upon our fiscal 2005 financial performance, incentive amounts earned under the Executive VCIP in fiscal 2005, including compensation that was deferred under the plan, were $7,654,348 to Mr. McCarthy and an aggregate of $6,641,995 to the other Named Executives. The latter amount includes $991,091 and $43,936 for Messrs. O’Leary and Rand, respectively, which was deposited into a bookkeeping account (the “Account”) as restricted stock units (“RSUs”) issuable at the earliest in three years, under our Amended and Restated Corporate Management Stock Purchase Program (“CMSPP”). The number of shares represented by these RSUs, 22,050, is based upon a stock price of $46.94 per share, which is a 20% discount from the actual closing stock price ($58.67 per share) at September 30, 2005.

Each year, the Committee has the right to review and revise the formula used to calculate incentive compensation payments under the Executive VCIP. Any changes approved by the Committee on or before the end of the first quarter of any fiscal year may be applied to awards under the Executive VCIP for the then current fiscal year.

Annual Incentives—The Corporate Management Stock Purchase Program

In order to promote ownership of our stock by key executives, we maintain the Corporate Management Stock Purchase Program or CMSPP. Under the CMSPP, certain key executives may, at their option, have a portion of their bonuses deposited into an Account as RSUs representing shares of our common stock. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSUs are issuable at the earliest in three years from the date of award, subject to vesting requirements; until issued the shares cannot be sold, assigned, pledged or encumbered.

Equity-based Incentives

We utilize two equity-based, longer-term incentive programs: stock options and restricted stock. Prior to May 2003, we also utilized performance accelerated restricted stock (“PARS”). Currently, grants of stock options and restricted stock are generally not made more often than every year. Interim grants are made from time to time for new executive appointments. During fiscal year 2005, an aggregate of 272,919 stock options were granted to members of our management, of which 84,984 were granted to Named Executives. During fiscal year 2005, an aggregate of 130,500 restricted shares were granted to members of our management, of which 82,989 were granted to Named Executives.

In May 2003, the Compensation Committee approved a proposal in which future stock options granted would expire seven years after grant and future grants of restricted shares would be restricted from use or sale for five years from grant and no longer have performance-based vesting acceleration provisions. Executives who resign from Beazer, or are terminated for cause before grants are vested, forfeit their unvested options, restricted shares and PARS.

Stock options are granted with exercise prices equal to 100% of fair market value of the common stock on the date of grant, fully vest after three years from grant and expire seven years after grant (ten years for options granted prior to May 2003). PARS are restricted from use or sale for seven years from grant, provided, however, that if our stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant.

Grants of stock options and restricted stock are in part based on evaluations by the non-executive Chairman and the Chief Executive Officer, other than for themselves, the Compensation Committee’s taking account of past award histories and its assessment of competitive practice. The Amended and Restated 1999 Stock Incentive Plan contains a prohibition on re-pricing options without stockholder approval.

Deferred Compensation Plan

Effective January 1, 2002, we adopted the Beazer Homes USA, Inc. Deferred Compensation Plan (the “Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The amount of compensation deferred by participants in the Plan is determined based on elections by the Plan participants and paid in accordance with the terms of the Plan. In addition, contributions, which vest after three years, are made to the Plan under the Executive VCIP. For fiscal 2005, we provided contributions under the Executive VCIP and matching cash contributions equal to the lesser of 50% of compensation deferred under the Plan or 3% of eligible compensation, reduced by the matching contributions credited to the participant under our 401(k) Savings Plan. Our total contributions were $4,364,000 for fiscal 2005, which included $1,119,394 for the Named Executives. The amount of deferred compensation for the Named Executives included discretionary lump sums in lieu of matching contributions for Messrs. McCarthy, Furlow, O’Leary of $200,000, $100,000, and $50,000, respectively as well as payment of 10% of fiscal year 2004 ending bank balances under the Executive VCIP for Messrs. McCarthy, Furlow,

O’Leary, and Rand of $393,611, $223,460, $118,035 and $28,226, respectively. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code of 1986, as amended. The funds are invested in individual participant life insurance contracts. We own these contracts and are the sole beneficiary. Participants elect investments for their deferrals and matching contributions from a variety of benchmark funds. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. Amounts deferred and earnings and losses thereon are 100% vested. For fiscal 2005, the Company contributions and earnings and losses thereon vest on the same schedule as our 401(k) Savings Plan. Our obligations under the Plan are unsecured general obligations and rank equally with our other unsecured general creditors.

Chief Executive Officer Compensation

In determining Mr. McCarthy’s compensation the Committee considers our financial and non-financial performance, as well as an analysis of Mr. McCarthy’s total compensation in relation to other chief executive officers in our homebuilding industry Peer Group. Based upon salary compensation of Chief Executive Officers in our Peer Group derived from publicly available data for the homebuilding industry, and Mr. McCarthy’s individual performance, the Compensation Committee granted Mr. McCarthy a salary increase of 33% effective January 2005 to $1,200,000.

As part of its review of executive compensation arrangements given the further development of the Company’s Profitable Growth Strategy to enhance stockholder value as discussed above, the Compensation Committee is currently in the process of establishing Mr. McCarthy’s base salary for 2006.

Under the Executive VCIP, Mr. McCarthy receives a set percentage each of Value Created, determined on a graduated scale which decreases as Value Created increases and Incremental Value Created which is fixed regardless of the level of Value Created, as a bonus and has the same percentages put into his bank. Based upon our financial performance in fiscal year 2005, Mr. McCarthy earned $7,654,348 under the Executive VCIP and his ending bank balance is $4,767,767, which is always at risk, may be paid out over three years, and can be reduced by future negative performance.

Tax Deductibility of Compensation

It is the Committee’s general policy to consider whether particular payments and awards are deductible to Beazer Homes for Federal income tax purposes, along with other factors, which may be relevant in setting executive compensation practices. The Internal Revenue Service limits the deductibility for Federal income tax purposes of executive compensation payments in excess of $1 million subject to certain exemptions and exceptions.

Larry T. Solari
Katie J. Bayne
Stephen P. Zelnak, Jr.
The Members of the Committee

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for each of our last three fiscal years awarded to or earned by our Chief Executive Officer and the four other most highly paid executive officers whose salary and bonus earned in fiscal year 2005 for services rendered to Beazer Homes exceeded $100,000.

					Long-term Compensation
					Awards/Payments
		Annual Compensation				Number of
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options(4)	LTIP Payouts	All Other Compensation(5)(6)
Ian J. McCarthy:	2005	$1,125,000	$7,654,348	—	$1,259,972	41,379	—	$735,702
President and	2004	$887,500	$5,488,875	—	$1,190,021	45,129	—	$600,111
Chief Executive	2003	$850,000	$2,404,187	—	—	114,279	—	$431,209
Officer
Michael H. Furlow:	2005	$762,500	$3,689,274	—	$780,032	25,614	—	$377,167
Executive Vice	2004	$637,500	$3,378,982	—	$720,044	27,306	—	$329,960
President and	2003	$600,000	$1,418,345	—	—	69,144	—	$236,292
Chief Operating Officer
James O’Leary:	2005	$535,000	$1,982,225	—	$490,674	16,113	—	$200,030
Executive Vice	2004	$452,500	$1,845,406	—	$458,704	17,394	—	$174,673
President and	2003	$354,167	$675,125	—	—	23,049	—	$89,852
Chief Financial Officer
Kenneth J. Gary:	2005	$203,125	$530,937	—	$765,267	—	—	$37,157
Executive Vice	2004	—	—	—	—	—	—	—
President, General	2003	—	—	—	—	—	—	—
Counsel
Michael T. Rand:	2005	$267,500	$439,560	—	$57,209	1,878	—	$47,289
Senior Vice	2004	$257,500	$399,013	—	$54,977	2,085	—	$38,326
President, Chief	2003	$220,883	$210,259	—	—	6,723	—	$29,013
Accounting Officer

(1)    For Messrs. McCarthy, Furlow, O’Leary, Gary, and Rand, includes $0, $0, $991,091, $0, and $43,936, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2005. For Messrs. McCarthy, Furlow, O’Leary, and Rand, includes $548,803, $0, $369,061, and $39,848, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2004. For Messrs. McCarthy, Furlow, O’Leary, and Rand includes $360,624, $0, $67,425, and $22,012, respectively, which is represented by restricted stock units deposited into an account pursuant to the CMSPP in 2003.

(2)    The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3)    For fiscal 2005, dollar value based on the closing price per share ($38.06) of Beazer Homes’ common stock on the award date, except for Mr. Gary. The dollar value for Mr. Gary’s award is based on the closing prices per share of $52.27 and $50.39 of Beazer Homes’ common stock on the award dates. For fiscal 2004, dollar value based on the closing price per share ($32.96) of Beazer Homes’ common stock on the award date. All prices per share take into account the 3-for-1 stock split in March 2005. For fiscal 2003 Messrs. McCarthy, Furlow, O’Leary, and Rand, received 138,864, 92,619, 5,280, and 22,647 shares of restricted stock, respectively, not included above as such shares of restricted stock were awarded in settlement of the executives’ VCIP banks pursuant to an amendment to the VCIP which was approved by our stockholders at the 2003 annual meeting. Shares of restricted stock will be restricted from use or sale for five years from grant, subject to continued employment.

(4)    Number of shares adjusted to reflect 3-for-1 stock split in March 2005 for options granted prior to such date.

(5)    Includes matching contributions by the Company under its 401(k) plan, and, for fiscal 2005, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $50,000, $0, and $6,062, respectively, for Messrs. McCarthy, Furlow, O’Leary, Gary and Rand, for fiscal 2004, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $50,000, and $3,369, respectively, for

Messrs. McCarthy, Furlow, O’Leary, and Rand, and for fiscal 2003, discretionary and matching contributions by the Company under its Deferred Compensation Plan of $200,000, $100,000, $21,733, and $3,184 respectively for Messrs. McCarthy, Furlow, O’Leary, and Rand.

(6)    Includes deferred compensation amounts awarded, reflecting payment of 10% of ending bank balance under the Executive VCIP for fiscal 2005 for Messrs. McCarthy, Furlow, O’Leary, Gary and Rand of $529,752, $270,517, $144,435, $30,955 and $34,970, respectively; for fiscal 2004 for Messrs. McCarthy, Furlow, O’Leary, and Rand of $393,611, $223,460, $118,035 and $28,226, respectively; and for fiscal 2003 for Messrs. McCarthy, Furlow, O’Leary, and Rand of $225,209, $130,292, $62,256, and $19,471, respectively.

Stock Options

The following tables summarize stock option grants and exercises during fiscal year 2005 to or by the Named Executives and the grant date present values of the options held by such persons at the end of fiscal year 2005.

Option Grants for Fiscal Year 2005(1)

Name	Number of Securities Underlying Options Granted(2)	Percentage of Total Options Granted to Employees in Fiscal Year 2005	Exercise or Base Price(2)	Expiration Date	Grant Date Present Value(3)
Ian J. McCarthy	41,379	15.2%	$38.06	11/04/2011	$15.80
Michael H. Furlow	25,614	9.4%	$38.06	11/04/2011	$15.80
James O’Leary	16,113	5.9%	$38.06	11/04/2011	$15.80
Michael T. Rand	1,878	0.7%	$38.06	11/04/2011	$15.80
Kenneth J. Gary	—	—	—	—	—

(1)          Options were granted on November 4, 2004. Options vest over a three year period and expire after seven years.

(2)          All share and share price amounts adjusted to reflect 3-for-1 stock split in March 2005.

(3)          Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions for the grant: (i) expected volatility of 44.01%; (ii) risk-free rate of return of 3.39%; (iii) dividend yield of 0.33%; (iv) expected life of 5.0 years; and (v) an annual forfeiture rate of 2.3%. No discount for nontransferability was applied.

Aggregated Option Exercises in Fiscal Year 2005 and Value at End of Fiscal Year 2005

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options Held at End of Fiscal Year 2005		Value of Unexercised In-the-Money Options at End of Fiscal Year 2005(2)
Name	Exercise(1)	Realized	Exercisable(1)	Unexercisable(1)	Exercisable	Unexercisable
Ian J. McCarthy	—	—	253,359	200,787	$11,464,531	$6,337,658
Michael H. Furlow	215,541	$7,434,366	—	122,064	—	$3,846,502
James O’Leary	—	—	10,500	56,556	$355,810	$1,651,491
Kenneth J. Gary	—	—	—	—	—	—
Michael T. Rand	4,572	$125,090	—	10,686	—	$346,726

(1)          All share amounts adjusted to reflect 3-for-1 stock split in March 2005.

(2)          Represents the difference between the closing price per share of common stock on September 30, 2005 ($58.67) as reported by the NYSE and the exercise price of the options.

Employment Agreements

On September 1, 2004, Beazer Homes entered into amended and restated employment agreements (the “Employment Agreements”) with each of the following Named Executives: Ian J. McCarthy, Michael H. Furlow, James O’Leary, and Michael T. Rand. On March 14, 2005, Beazer Homes entered into an employment agreement with Kenneth J. Gary. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons.

The Employment Agreement between the Company and Mr. McCarthy is effective for a three year period. The Employment Agreements between the Company and Messrs. Furlow, O’Leary and Gary are each effective for a two year period. The Employment Agreement between the Company and Mr. Rand is effective for a one year period. Each Employment Agreement will be extended for successive one year periods unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

Generally, if the Executive’s employment is terminated by the Company for “cause” (as defined in the Employment Agreements) or as a result of the Executive’s death or disability, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for “cause”), which will be prorated to the date of termination.

In the event an Executive’s employment is terminated by the Company other than for cause (or in the case of Mr. McCarthy, terminated by the executive for good reason), the Executive will be entitled to receive an amount equal to the sum of (1) Executive’s annual base salary, and (2) the average annual bonus for the severance period, as defined in each Executive’s Employment Agreement. Executives also continue to participate in the Company’s benefit plans during the severance period (i) of three years from the date of termination for Mr. McCarthy, (ii) of two years from the date of termination for Messrs. Furlow, O’Leary and Gary and (iii) of one year from the date of termination for Mr. Rand.

Supplemental Employment Agreements

On September 1, 2004, Mr. McCarthy, Mr. Furlow, Mr. O’Leary, and Mr. Rand, and on March 14, 2005, Mr. Gary, entered into a supplemental employment agreement (the “Supplemental Employment Agreement”) which supersedes the terms and provisions of such Named Executive’s Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreement). The Supplemental Employment Agreements automatically renew every year for a successive two-year period unless earlier terminated by the Company and the Executive or otherwise terminated in accordance with the respective terms of the Supplemental Employment Agreement.

Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Executive for a period of two years from the date the Change of Control occurs (the “Effective Date”). During this two-year period, the Executive will be entitled to receive an amount approximating his most recent annual base salary (“Annual Base Salary”). In addition, the Executive shall be awarded an annual bonus at least equal to the arithmetic average of the Executive’s bonuses for the last three years (“Annual Bonus”).

Subsequent to a Change of Control, if the Executive’s employment is terminated by the Company for cause, the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the Executive may be entitled under his Supplemental Employment Agreement.

Subsequent to a Change of Control, if the Executive’s employment is terminated by Beazer Homes as a result of the Executive’s death or disability, or by the Executive for a reason other than a Good Reason (as defined in the Supplemental Employment Agreements), the Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any compensation previously deferred (the “Accrued Obligations”) and all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement.

Subsequent to a Change of Control, if the Executive’s employment is terminated by the Company for any reason other than for cause or as a result of the Executive’s death or disability, or by the Executive for Good Reason, the Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Average Annual Bonus; and (iii) all other amounts to which the Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Executive and his family certain benefits for a period ranging from eighteen months to three years following the effective date of termination. The Supplemental Employment Agreements of Messrs. McCarthy, Furlow and O’Leary provide that a termination by the Executive for any reason during the 30 day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason.

Based on compensation levels in effect as of September 30, 2005, the Compensation Committee estimates that the aggregate incremental cost to the Company for cash severance and benefits prior to any tax-related impact would be approximately $36 million if the termination provisions of the Employment and Supplemental Employment Agreements for the Named Executives were triggered. In addition, the Company’s equity compensation plans provide that outstanding grants under the plans shall become fully vested in the event of a Change in Control.

PricewaterhouseCoopers LLP, Consultants served as advisors to the Compensation Committee of the Company’s Board of Directors in establishing the terms of the Employment Agreements and the Supplemental Employment Agreements. PricewaterhouseCoopers concluded that the agreements are reasonable in terms of both comparability to competitive practice and advancement of stockholder interests.

Given the further development of the Company’s Profitable Growth Strategy to enhance stockholder value, including the redeployment of capital to pursue a more aggressive share repurchase program, the Compensation Committee is currently in the process of reviewing its executive employment and supplemental employment agreements, including that for the Chief Executive Officer, for fiscal year 2006, including to better align the interests of management and its stockholders within the context of this further development of the Profitable Growth Strategy.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return on our common stock with the cumulative total return of the Standard and Poor’s 500 Stock Index and the Standard and Poor’s Homebuilding Index for the last five fiscal years (assuming the investment of $100 in each vehicle on September 30, 2000 and the reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX

AND THE S & P HOMEBUILDING INDEX

* $100 invested on 9/30/00 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

	Cumulative Total Return
	9/00	9/01	9/02	9/03	9/04	9/05
BEAZER HOMES USA, INC.	100.00	178.35	224.04	309.72	393.76	651.58
S & P 500	100.00	73.38	58.35	75.28	82.65	92.78
S & P HOMEBUILDING	100.00	101.76	148.40	229.84	363.73	521.17

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal by a stockholder to be presented at the 2007 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, by not later than August 25, 2006. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals. Proxies may confer discretionary authority to vote on any matter for which Beazer Homes receives notice after November 8, 2006, without the matter being described in the proxy statement for the 2007 annual meeting.

By Order of the Board of Directors,

Brian C. Beazer
Non-Executive Chairman of the Board
Dated: December 23, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

BEAZER HOMES USA, INC.

February 1, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

		NOMINEES:		FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	☐ Laurent Alpert	2. Proposal to ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent auditors for the fiscal year ending September 30, 2006.	☐	☐	☐
☐ Katie J. Bayne
☐	WITHHOLD AUTHORITY	☐ Brian C. Beazer
	FOR ALL NOMINEES	☐ Peter G. Leemputte
☐ Ian J. McCarthy
☐	FOR ALL EXCEPT	☐ Maureen E. O’Connell
	(See instructions below)	☐ Larry T. Solari
☐ Stephen P. Zelnak, Jr.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

BEAZER HOMES USA, INC.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 23, 2005, hereby appoints Ian J. McCarthy and Kenneth J. Gary (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Beazer Homes USA, Inc. to be held at 2:00 p.m. on Wednesday, February 1, 2006 at the Company’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 and at any adjournment or adjournments thereof.

(Continued and to be signed on the reverse side)